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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Samuel J. Gallo

Segue Software, Inc.
(781) 402-1049
sgallo@segue.com

SEGUE SOFTWARE ANNOUNCES SECOND QUARTER
AND YEAR-TO-DATE 2003 RESULTS

        Lexington, Massachusetts—July 23, 2003—Segue Software, Inc., (NASDAQ-SCM: SEGU), the automation testing and monitoring experts, today released financial results for the second quarter ended June 30, 2003. The Company reported total revenue of $7.2 million for the second quarter ended June 30, 2003, as compared to $6.8 million in the second quarter of 2002. For the second quarter ended June 30, 2003, Segue also reported a net loss applicable to common shares of approximately $.5 million, or a $0.05 per share loss, as compared to a net loss applicable to common shares of $1.9 million, or a $0.20 per share loss, for the same period last year.

        For the six months ended June 30, 2003, Segue reported revenues of $14.6 million, as compared to $13.9 million in revenue for the comparable six-month period in 2002. The Company reported a net loss applicable to common shares for the six months ended June 30, 2003, of $.6 million, or $0.07 per share loss. This compares with a net loss of $4.2 million, or $0.45 per share loss, for the six months ended June 30, 2002.

        In the second quarter, the Company's cash position increased to $6.1 million from $6.0 million as of the end of the first quarter this year.

        Samuel J. Gallo, Co-CEO, commented, "We continue to manage our business effectively and generate positive cash flow. The second quarter earnings were negatively impacted by more than $300,000 for charges incurred relating to the CEO search and currency translation adjustments."

        "The difficult economic conditions continue to impact our revenue. However, we saw substantial improvement in our sales in the West Coast region during the second quarter. We will continue to manage our business tightly to maintain our present breakeven level and believe results will improve if IT spending increases with a better economic outlook."

        James Simons, Chairman, commented, "We are pleased with the progress of our CEO search and with the quality of candidates identified by Korn/Ferry. We hope to have the CEO search successfully concluded in the near term. In the meantime, our business and organization definitely remain on track."

        As previously announced, the Company will hold a conference call today following the closing of the market at 4:45 p.m. E.T. A live Webcast and replay of the call—will be available at www.segue.com. The live call and replay may also be accessed telephonically. To access the call on July 23, 2003, dial (888) 273-9891 (domestic) or (612) 332-0819 (international). If you miss the call, the replay will be available for two (2) weeks following the call. Digital replay numbers are (800) 475-6701 (domestic) or (320) 365-3844 (international) and enter access code 692246. The Webcast will be available on our web site in our Investor Relations section at www.segue.com.

About Segue Software

        Segue (NASDAQ-SCM: SEGU) is a world expert in delivering software and services that ensure the accuracy and performance of enterprise applications. Segue provides comprehensive scalability,

performance, monitoring and verification solutions—all aimed at ensuring reliable and predictable outcomes for fundamental business processes. A technology innovator setting new standards for higher levels of application reliability, Segue helps companies reduce risk and increase their return on investment associated with deploying new applications. By ensuring the performance, accuracy, reliability, scalability and usability of core business applications, Segue helps protect all that today's companies have at stake: their enormous investments in IT infrastructure, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at 1-800-287-1329 or www.segue.com.

        This press release may contain forward-looking statements. Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as "anticipates", "can", "estimates", "expects", "projects", "will", "might", or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the timing and success of introductions of our new products; the ability to grow revenue from Channel Partners and new products; continued growth in license revenue; new products and announcements from other companies; and changes in technology and industry standards. Additional information on the factors that could affect the Company's business and financial results is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)

	June 30, 2003 (Unaudited)	December 31, 2002 (Audited)
ASSETS
Current assets:
Cash	$6,076	$5,335
Accounts receivable, net of allowances of $213 and $232	4,610	6,007
Other current assets	1,277	967

Total current assets	11,963	12,309
Property and equipment, net	1,521	2,089
Goodwill, net	1,506	1,506
Other assets	964	1,291

Total assets	$15,954	$17,195

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,296	$1,256
Accrued compensation and benefits	1,342	1,163
Accrued lease obligations on excess space	1,760	2,145
Accrued expenses	1,023	1,522
Deferred revenue	8,096	8,408

Total current liabilities	13,517	14,494
Stockholders' equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 773 and 729 shares of Series B preferred stock issued and outstanding, respectively	2,269	2,147
Common stock, par value $.01 per share; 30,000 shares authorized; 9,862 and 9,765 Shares issued, respectively	99	98
Additional paid-in capital	58,179	58,206
Cumulative translation adjustment	262	98
Accumulated deficit	(57,772)	(57,248)

	3,037	3,301
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders' equity	2,437	2,701
Total liabilities and stockholders' equity	$15,954	$17,195

Segue Software, Inc.
Consolidated Condensed Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Software	$3,194	$2,514	$6,513	$5,829
Services	4,042	4,342	8,226	9,073

Subtotal revenue	7,236	6,856	14,739	14,902
Adjustment relating to consideration from a vendor	(58)	(25)	(95)	(1,025)

Net revenue	7,178	6,831	14,644	13,877
Cost of revenue:
Cost of software	111	173	175	403
Cost of services	1,219	1,453	2,528	2,708

Total cost of revenue	1,330	1,626	2,703	3,111

Gross margin	5,848	5,205	11,941	10,766
Operating expenses:
Sales and marketing	3,543	4,023	7,102	8,449
Research and development	1,457	1,563	2,915	2,865
General and administrative	1,288	1,303	2,351	2,781
Amortization of goodwill	—	—	—	—
Restructuring charges	—	147	—	830

Total operating expenses	6,288	7,036	12,368	14,925

Income (Loss) from operations	(440)	(1,831)	(427)	(4,159)
Interest expense	—	—	—	—
Interest income	14	22	27	43

Income (Loss) before provision for income taxes	(426)	(1,809)	(400)	(4,116)
Provision for income taxes	27	50	124	75

Net income (loss)	(453)	(1,859)	(524)	(4,191)
Dividends due on preferred stock	(68)	(48)	(122)	(54)

Net income (loss) applicable to common shares	$(521)	$(1,907)	$(646)	$(4,245)

Net loss per common stock share — basic and diluted	$(0.05)	$(0.20)	$(0.07)	$(0.45)
Weighted average shares outstanding — basic and diluted	9,707	9,552	9,683	9,522

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FOR IMMEDIATE RELEASE
SEGUE SOFTWARE ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 2003 RESULTS
Segue Software, Inc. Consolidated Condensed Balance Sheets (In thousands, except per share data)
Segue Software, Inc. Consolidated Condensed Statement of Operations (In thousands, except per share data) (Unaudited)